Exhibit 99.1

Edward Jones Announces Strong Results for Full-Year 2016

The Jones Financial Companies, L.L.L.P., including its principal operating subsidiary, Edward D. Jones & Co., L.P. (collectively, “Edward Jones” or the “Firm”), is pleased to announce its full-year 2016 results.

The Firm achieved record results in number of financial advisors and client assets under care. The Firm strives to help serious, long-term investors achieve their financial goals by understanding their needs and implementing tailored solutions. By continuing to grow its number of financial advisors, the Firm is able to help a greater number of clients achieve their financial goals.

Edward Jones ended 2016 with 14,919 financial advisors, a gain of 411 compared to 2015. The Firm ended the year with a record $963 billion of client assets under care, a 10% increase over 2015.

Net revenue in 2016 was $6.6 billion, a 1% decrease compared to 2015, reflecting an 8% increase in fee revenue offset by an 18% decrease in trade revenue. Fee revenue increased to $4.4 billion in 2016 from $4.1 billion in 2015 primarily due to the increased investment of client assets into advisory programs with the launch of two new fee-based advisory programs in 2016 and increases in interest rates. Trade revenue decreased to $2.0 billion in 2016 from $2.4 billion in 2015 primarily due to fewer client dollars invested as a result of market uncertainties and industry changes as well as continued client investment in fee-based programs offered by the Firm. Net income before allocations to partners for 2016 was $746 million, an 11% decrease from 2015.

Financial Highlights

(unaudited, $ in millions, unless otherwise noted)

	As of December 31,
	2016	2015	Change	% Change
Financial Advisors	14,919	14,508	411	3%
Client Assets Under Care (billions)	$963	$876	$87	10%

	For the years ended December 31,
	2016	2015	$ Change	% Change
Net Revenue
Fee Revenue	$4,424	$4,089	$335	8%
Trade Revenue	1,981	2,425	(444)	-18%
Other Revenue, net	152	105	47	45%

Total Net Revenue	$6,557	$6,619	$(62)	-1%

Net Income Before Allocations to Partners	$746	$838	$(92)	-11%